Exhibit 99.1

Korro Reports Full Year 2023 Financial Results and Highlights Recent Progress

-	On track for regulatory filing for First-in-Human study of KRRO-110 in Alpha-1 Antitrypsin Deficiency (AATD) patients anticipated in the second half of 2024

-	Demonstrated the versatility of Korro’s RNA editing platform by generating de-novo protein variants via multiple targets in non-human primates (NHPs)

-	Demonstrated greater than 50% editing using GalNAc conjugates in the liver with subcutaneous administration in a preclinical mouse model

-	Ended 2023 with a strong balance sheet of $166 million of cash and cash equivalents, including $117 million of proceeds from a successful private financing completed in November 2023

-	Cash runway into 2026, which enables key read-outs for KRRO-110 and progression of additional pipeline candidates

CAMBRIDGE, Mass., March 26, 2024 — Korro Bio, Inc. (Korro) (Nasdaq: KRRO), a biopharmaceutical company focused on developing a new class of genetic medicines for both rare and highly prevalent diseases, today reported financial results for the full year ended December 31, 2023, and reiterated its recent progress and anticipated milestones.

“Last year was a remarkable year for us as we achieved multiple major milestones, including selecting KRRO-110 as a development candidate, a potentially best-in-class therapeutic for AATD, becoming a public company, and closing $117 million in financing,” said Dr. Ram Aiyar, CEO and President of Korro. “2024 is off to a strong start and is poised to be a transformative year for us. We expect multiple milestones throughout the year, including a regulatory submission for KRRO-110 in the second half of 2024, further progression of our pipeline programs, and expansion of platform innovation. Our dedication to providing potential disease-modifying therapies for patients in need, coupled with our conviction in the pivotal role of RNA editing in the development of these therapeutic options, uniquely positions us to make a meaningful impact on patients’ lives.”

Pipeline and Business Updates:

•

Nominated KRRO-110 as first development candidate for the potential treatment of AATD. KRRO-110 is the first RNA editing oligonucleotide product candidate from Korro’s platform called Oligonucleotide Promoted Editing of RNA (OPERATM). KRRO-110 is designed to co-opt an endogenous enzyme, Adenosine Deaminase Acting on RNA (ADAR), to edit the “A” variant on SERPINA1 RNA, repair an amino acid codon, and restore secretion of normal alpha-1 antitrypsin (AAT) protein. This repair of the endogenous protein has the potential to clear protein aggregates from within liver cells to create a potentially clinically differentiated benefit for liver function and to preserve lung function by providing an adequate amount of normal AAT protein.

•

Reported preclinical data for KRRO-110 that supports continued development as a potentially best-in-class therapeutic for AATD patients. Preclinical data demonstrated high specificity with no detectable bystander edits in human (MZ) primary hepatocytes and secretion of ~50µM functional AAT protein after a single dose in a preclinical human transgenic PiZ mouse model with durability in mice based on an increase in AAT protein with the inhibition of elastase activity.

•

Advanced OPERA platform to generate differentiated Customized High-Fidelity Oligonucleotides for RNA Deamination, or CHORDsTM. Aided by proprietary algorithms, Korro developed CHORDs with enhanced in vivo potency and durability. Using CHORDs, Korro achieved greater than 50% editing using GalNAc conjugates with subcutaneous administration to the liver in a preclinical mouse model.

•

Demonstrated translation of RNA editing efficiency from mice to NHPs in multiple targets. For its AATD program, with a single dose, Korro has shown greater than 40% editing in NHPs utilizing a surrogate oligonucleotide designed to edit and create a de novo AAT protein variant in NHPs in a transient manner. Additionally, Korro demonstrated the creation of a de novo protein variant of an undisclosed transcription factor, leading to sustained downstream activity in NHPs lasting longer than 21 days, demonstrating the potential to increase the half-life of the transcription factor and enhance its function.

•

Strong balance sheet with cash runway into 2026. Cash and cash equivalents of approximately $166.1 million are expected to fund operations and multiple potentially value-creating milestones into 2026, including advancement of KRRO-110 through a potential interim clinical readout, progression of additional product candidates through the Company’s pipeline, and demonstration of OPERA applicability across additional tissue types.

•

Expanded Board of Directors with two independent director appointments. Added Dr. Rachel Meyers, an industry veteran with decades of experience developing RNA therapeutics while at Alnylam, and Tim Pearson, an industry veteran and financial expert operating large and small biotechs, both of whom bring unique perspectives and deep expertise to Korro’s Board.

Upcoming Milestones:

•	Regulatory filing for KRRO-110 in AATD on track for the second half of 2024.

•	Anticipated interim clinical readout for KRRO-110 in AATD in the second half of 2025.

Full Year 2023 Financial Results:

Cash Position: Cash, cash equivalents and short-term investments were $166.1 million as of December 31, 2023, compared to $55.2 million as of December 31, 2022. Korro expects that its cash, cash equivalents and short-term investments to fund operations into 2026.

Research and Development (R&D) Expenses: R&D expenses were $57.2 million for the year ended December 31, 2023, as compared to $42.2 million for the year ended December 31, 2022. The increase in R&D expenses was driven primarily by preclinical activities for the KRRO-110 AATD program and expenses related to the advancement of its pipeline and platform.

General and Administration (G&A) Expenses: G&A expenses were $27.3 million for the year ended December 31, 2023, as compared to $16.8 million for the year ended December 31, 2022. The increase is driven primarily by merger-related personnel costs, as well as additional personnel and facility costs to support growing R&D function.

Net Loss: Korro’s net loss was $81.2 million for the year ended December 31, 2023, as compared to $58.0 million for the year ended December 31, 2022.

About Korro

Korro is a biopharmaceutical company focused on developing a new class of genetic medicines for both rare and highly prevalent diseases using its proprietary RNA editing platform. Korro is generating a portfolio of differentiated programs that are designed to harness the body’s natural RNA editing process to effect a precise yet transient single base edit. By editing RNA instead of DNA, Korro is expanding the reach of genetic medicines by delivering additional precision and tunability, which has the potential for increased specificity and improved long-term tolerability. Using an oligonucleotide-based approach, Korro expects to bring its medicines to patients by leveraging its proprietary platform with precedented delivery modalities, manufacturing know-how, and established regulatory pathways of approved oligonucleotide drugs. Korro is based in Cambridge, Mass. For more information, visit korrobio.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, but are not limited to, express or implied statements regarding expectations, hopes, beliefs, intentions or strategies of Korro regarding the future including, without limitation, express or implied statements regarding: Korro’s planned regulatory filing for KRRO-110 in AATD and any interim data readout; Korro’s cash runway; Korro’s ability to advance its pipeline and the role of RNA editing technology in developing therapeutic options; KRRO-110’s potential as a best-in-class drug candidate for AATD; and the benefits of OPERA; among others. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “aim,” “target,” “commit,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward looking. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, various factors beyond management’s control including risks inherent in biopharmaceutical development; risks associated with pre-clinical studies and clinical trials; and other risks associated with obtaining regulatory approvals and protecting intellectual property; as well as risks associated with general economic conditions; the inability to recognize the anticipated benefits of the recently completed merger, which may be affected by, among other things, competition, Korro’s ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; costs related to merger; the possibility that Korro may be adversely affected by other economic, business, and/or competitive factors; other risks and uncertainties indicated from time to time in Korro’s filings with the SEC, including Item 1A. “Risk Factors” in Korro’s Annual Report on Form 10-K filed with the SEC on the date hereof, as such may be amended or supplemented by its other filings with the SEC. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by law, Korro does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or in the events, conditions or circumstances on which any such statement is based. This press release does not purport to summarize all of the conditions, risks and other attributes of an investment in Korro.

Korro Contact Information

Investors

IR@korrobio.com

Media

Glenn Silver

FINN Partners

Glenn.silver@finnpartners.com

Korro Bio, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Years Ended December 31,
	2023	2022
Operating expenses:
Research and development	$57,250	$42,201
General and administrative	27,284	16,797

Total operating expenses	84,534	58,998

Loss from operations	(84,534)	(58,998)
Other income:
Other income, net	3,389	976

Total other income, net	3,389	976

Loss before provision for income taxes	(81,145)	(58,022)
Provision for income taxes	27	10

Net loss	$(81,172)	$(58,032)

Other comprehensive income
Unrealized gain on available-for-sale investments	—	2

Comprehensive loss	$(81,172)	$(58,030)

Net loss per share, basic and diluted	$(53.08)	$(227.42)

Weighted-average shares used in computing net loss per share, basic and diluted	1,529,321	255,175

Korro Bio, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31,
	2023	2022
Cash, cash equivalents and investments	$166,150	$55,248
Working capital (1)	153,245	48,382
Total assets	221,663	73,742
Total liabilities	51,752	8,910
Total stockholders’ equity (deficit)	169,911	(99,031)

(1)	Working capital is defined as current assets less current liabilities.